Exhibit 4.8

SCHOLAR ROCK HOLDING CORPORATION

AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT

This Amendment No. 1 to Common Stock Purchase Warrant (this “Amendment”) is made as of January 31, 2026 by and among Scholar Rock Holding Corporation, a Delaware corporation (the “Company”), and [_______________] (the “Holder”). Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Warrant (as defined below).

RECITALS

WHEREAS, the Company issued to the Holder that certain Common Stock Purchase Warrant (the “Warrant”), with an Initial Exercise Date of October 24, 2025, to purchase Warrant Shares;

WHEREAS, pursuant to Section 5(l) of the Warrant, the provisions of the Warrant may be amended only with the written consent of the Company and the Holder or the beneficial owner of the Warrant; and

WHEREAS, the Company and the Holder mutually wish to amend the Warrant.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Holder agree that the Warrant shall be amended as follows:

AGREEMENT

1.Amendments.
(a)Effective as of the date hereof, the Initial Exercise Date is hereby amended, restated and replaced in its entirety to read as follows:

“Initial Exercise Date: April 1, 2026”

(b)Effective as of the date hereof, the introductory paragraph of the Warrant is hereby amended, restated and replaced in its entirety to read as follows:

“THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date and on or prior to 5:00 p.m. (New York City time) on April 30, 2026 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Scholar Rock Holding Corporation, a company incorporated under the laws of the State of Delaware (the “Company”), up to [___________ (_____)] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).”

2.Construction.  The terms of this Amendment amend and modify the Warrant as if fully set forth therein.  If there is any conflict between the terms, conditions and obligations of this Amendment and the Warrant, this Amendment’s terms, conditions and obligations shall control.  All other provisions of the Warrant not specifically modified by this Amendment are preserved.  This Amendment shall be deemed incorporated into and made a part of the Warrant.

3.Governing Law; Jurisdiction.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION AGREEMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.
4.Holder represents and covenants that Holder provides and, from the Initial Exercise Date through the Termination Date, shall continue to provide significant services (as defined in 26 C.F.R. 1.409A-1(f)(2)(iii)) to two or more service recipients (as defined in 26 C.F.R. 1.409A-1(g)) to which the Holder is not related and that are not related to one another (with the term “related” as defined in 26 C.F.R. 1.409A-1(f)(2)(ii)).  Holder and the Company agree that, based on current Treasury Department and Internal Revenue Service guidance under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”), any consideration paid to Holder shall be exempt from Section 409A pursuant to 26 C.F.R. 1.409A-1(f)(2).  Therefore, the Company intends to treat the compensation payable under this Warrant as exempt from Section 409A.  However, subsequent guidance or facts could cause the Company to determine that a different treatment under Section 409A is required.  As provided in this Warrant, the Company is not guaranteeing or warranting any particular tax result for Holder.
5.Counterparts.  This Amendment may be executed in counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

Exhibit 4.8

The parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SCHOLAR ROCK HOLDING CORPORATION

By: ____________________

Name:

Title:

HOLDER:

[HOLDER]

By: [MANAGER]

By: _______________________________

Name: [NAME]

Title: [TITLE]

Address: [ADDRESS 1]

[ADDRESS 2]

Email: [EMAIL]

(Signature Page to Amendment No. 1 Common Stock Purchase Warrant)